Exhibit 99-1

Marvel will host a webcast today for all investors at 9:00 a.m. EST available at: www.marvel.com/webcasts or www.fulldisclosure.com

MARVEL REPORTS THIRD QUARTER RESULTS

- Initiates 2006 EPS Guidance of $0.37 to $0.52 and

Revises 2005 EPS Guidance to $1.02 to $1.07 -

- Board Authorizes $250 Million Share Repurchase Program -

New York, New York – November 9, 2005 -- Marvel Entertainment, Inc. (NYSE: MVL), a global character-based entertainment and licensing company, today reported operating results for the third quarter and nine months ended September 30, 2005, revised its financial guidance for 2005 and initiated financial guidance for 2006.

Marvel’s Chairman, Morton Handel, commented, “We are pleased with the box office success of the Fantastic Four feature film, which launched this character franchise and has grossed over $329 million worldwide to date. Marvel’s business model continues to be solidly profitable and generates strong free cash flow.

“As reviewed in more detail below, Marvel is revising its 2005 financial guidance to reflect the contribution of a landmark, long-term license agreement in the video game category which has largely offset some weaker than expected performance in our toy operation. However, our 2006 outlook reflects a difficult year for both toys and licensing. Despite the near-term challenges, the management team and Board remain confident in the long-term power of Marvel’s business model, which will generate high levels of cash in coming years. Accordingly, the Board has approved an additional $250 million share repurchase authorization. We believe repurchases will be accretive to earnings and will provide a very attractive long-term return on investment as we proceed beyond 2006. Those years will include the release of both the Spider-Man and Fantastic Four sequels in 2007 and the anticipated launch of Marvel’s own film slate starting in 2008.”

Marvel also disclosed that it has secured a $150 million line of credit from HSBC Bank USA, of which $125 million will be available, together with the Company’s cash from operations, for repurchasing shares of Marvel’s common stock.

Guidance and Drivers: Marvel is fine-tuning its 2005 guidance for net sales, net income and EPS to reflect the company’s expectations for the balance of 2005. Cash Flow from operations is expected to exceed $100 million in 2005 and is expected to exceed $70 million in 2006 as the cash payments from licensing contracts recorded as revenue in 2005 and prior years, are received by the Company.

Marvel Entertainment, Inc. – Financial Guidance
(in millions, except per-share amounts)	Updated 2005 Guidance	Previous 200 Guidance (1)	Initial 2006 Guidance (3)	2004 Actual
Net sales	$385 - $395	$370 - $390	$270 - $300	$513
Net income	$111 - $114	$111 - $120	$38 - $53	$125 (2)
Diluted EPS	$1.02 - $1.07	$1.01 - $1.06	$0.37 - $0.52	$1.10 (2)

(1) Previous 2005 guidance ranges were updated on a conference call on September 6th in conjunction with the Company’s completion of its $525 million non-recourse film slate debt facility.

(2) Includes a one-time charge of approximately $12 million associated with the early redemption in June 2004 of the Company’s 12% Senior Notes due 2009.

(3) 2006 Guidance includes approximately $16 million, or $0.09 per share, in interest and non-cash amortization expenses related to Marvel’s $525 million feature film production credit facility.

Marvel Entertainment Q3 2005 Results, 11/9/05	page 2 of 8

The following are expected to be some of the key factors in Marvel’s revised full-year 2005 financial performance and are reflected in the Company’s financial guidance ranges. The licensing division is expected to generate approximately 60% of the Company’s total sales for 2005 with licensing operating margins ranging between 58% and 62%.

•	Includes licensing revenues of $50 million, to be recorded in the fourth quarter, for a new video game licensing agreement.
•

Over $20 million in license revenue to be derived from Spider-Man Merchandising L.P. (the limited partnership between Marvel and Sony, referred to as “Spider-Man L.P.”), nearly all of which was recorded in the first nine months of 2005.

•	The Fantastic Four movie release and related licensing, as well as licensing associated with other entertainment projects slated for 2005 or thereafter.
•

Income related to an estimated $70 - $75 million (reduced from $80 million) of wholesale sales of Fantastic Four toys by our master toy licensee. Approximately $66 million of wholesale sales were recorded in the first nine months of 2005.

•

Lower-than-anticipated contributions from new toy product launches related to TNA Wrestling and the Curious George film franchise, most of which have been pushed into 2006 due to the weak retail environment. Marvel had anticipated aggregate revenues of approximately $20 million from these franchises in 2005, and now expects only $3 million in 2005.

•

Domestic licensing overages and cash-basis revenues of $19 million (compared to $37 million in 2004), including $15 million recorded in the first nine months of 2005. Marvel’s earlier estimated domestic overage contribution was $35 million and was reduced principally to reflect slower-than-anticipated consumer sell-thru of the Marvel brand, as well as a less optimistic view of contract conversion to overage status than has occurred.

•	International licensing revenues to exceed $35 million, including $30 million recorded in the first nine months of 2005, versus Marvel’s earlier estimate of over $30 million.
•	Modest top-line and bottom-line growth from the publishing division, which remains on track through the first nine months of 2005.

Initiation of 2006 Financial Guidance:

Today, Marvel is initiating full year financial guidance for 2006. Marvel’s financial guidance reflects the following factors:

•	Nominal contributions from feature films: X-Men 3, Ghost Rider, and The Punisher 2.
•	Modest expected initial contributions from animated projects: Avengers 1 direct-to-DVD in Q2 2006 and the Fantastic Four animated television series in Europe.
•	Modest contributions from wholesale sales of Ghost Rider and X-Men 3 toys by our Master Toy Licensee plus sales from Curious George and Marvel Legends.
•	No contribution expected from the Spider-Man L.P. (compared to over $20 million in 2005).
•	Studio revenues of $10 - $12 million (compared to over $20 million in 2005).
•	Continued, modest top-line and bottom-line growth from the publishing division.
•	Approximately $16 million in interest expense and non-cash amortization expenses related to Marvel’s $525 million credit facility for feature film production.
•	Roughly $5 million of incremental non-cash expenses related to the expensing of stock options.
•	Up to $5 million in incremental expenses related to the expansion of activities and infrastructure within the Marvel Studios division.
•	Marvel’s guidance does not reflect the impact of any share repurchase activity under the $250 million authorization announced today.

Marvel cautions investors that inherent variability in the timing of license opportunities and entertainment events, the timing of their revenue recognition, and their level of success may contribute to sequential and year-over-year variability in its interim financial results and could have a material impact on quarterly results as well as Marvel’s ability to achieve the financial performance included in its financial guidance.

Marvel Entertainment Q3 2005 Results, 11/9/05	page 3 of 8

Third Quarter Segment Review:

Marvel Entertainment, Inc. Segment Net Sales/Operating income (in Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Licensing: Net Sales	$ 33.2	$ 64.2	$ 148.3	$ 158.1
Operating Income (1)	20.0	49.0	88.0	118.5
Publishing: Net Sales	25.8	22.6	69.1	63.9
Operating Income	11.0	9.4	27.7	25.7
Toys: Net Sales	22.1	48.4	56.0	191.0
Operating Income	10.5	11.8	28.1	55.3
Corporate Overhead:	(6.1)	(8.1)	(17.4)	(16.4)
TOTAL NET SALES	$ 81.1	$135.2	$273.4	$413.0
TOTAL OPERATING INCOME	$ 35.4	$ 62.1	$ 126.4	$183.1

(1) 9-month period in 2005 includes the impact of a $10 million, one-time charge related to the settlement of litigation with Stan Lee.

•

Licensing Segment net sales declined 48% from the year-ago period to $33.2 million in Q3 2005 primarily due to lower contributions from the Spider-Man L.P. for Spider-Man 2 movie merchandising a full year after the movie’s June 30, 2004 release. The studio division also recorded a decline in sales as compared to the prior-year period, largely due to the receipt of a $5 million advance for Spider-Man 3 in Q3 2004. Domestic licensing net sales, excluding Spider-Man L.P. activity, increased 17% year-over-year to $20.5 million in Q3 2005 due to growth in new contract revenues, off-setting a decline in overages as compared to the year-ago period. While on track with the original full year 2005 guidance, international licensing net sales, excluding Spider-Man L.P. activity, decreased 11% year-over-year to $7.4 million in Q3 2005.

The two tables below highlight licensing revenues by division and category. The licensing forecast is done on a divisional basis. Management believes that this is a more reliable format to determine trends in the underlying businesses and will continue to provide this data on a quarterly basis. Due to the lumpiness inherent in the licensing categories in the second table, management does not believe it imparts relevant trends and will not be providing this table in future reporting.

Marvel Entertainment, Inc. Licensing Sales by Division (in Millions)
	Three Months Ended		Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Domestic Consumer Products	$ 20.5	$17.5	$76.3	$78.4
International Consumer Products	7.5	8.4	30.1	22.3
Spider-Man L.P.	2.3	28.4	20.4	40.0
Studios	2.9	9.9	21.5	17.4
Total	$33.2	$64.2	$148.3	$158.1

Marvel Entertainment Q3 2005 Results, 11/9/05	page 4 of 8

Marvel Entertainment, Inc. Licensing Sales by Category (in Millions)
	Three Months Ended		Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Apparel and accessories	$ 9.8	$ 24.1	$ 42.7	$ 64.3
Entertainment (including studios, themed attractions and electronic games)	4.5	19.7	46.0	35.9
Toy Royalties	11.7	11.4	24.9	26.8
Other (Domestics, food and other)	7.2	9.0	34.8	31.1
Total	$ 33.2	$ 64.2	$148.3	$ 158.1

Operating margins in the licensing division were 60% in Q3 2005 compared to 76% in the prior-year period. The reduction in margins resulted from the combination of relatively flat costs coupled with lower revenues as compared to the prior period.

•

Marvel’s Publishing Segment net sales increased 14% from the year-ago period to $25.8 million. This year-over-year gain resulted from higher sales of trade paperbacks into the bookstore and direct market channels of $3.2 million. Divisional operating income in Q3 2005 was $11.0 million, an operating margin of 43%, compared to an operating margin of 42% in the prior-year period.

•

The transition in Marvel’s Toy Segment net sales from Marvel-produced action figures and accessories based on the Lord of The Rings franchise and Spider-Man 2 movie in 2004 to lines produced by our Master Toy Licensee in 2005, led to an expected decline in segment revenue of 54% to $22.1 million. Fantastic Four toy sales by Marvel’s master toy licensee were $25 million in the Q3 2005, bringing year-to-date sales of this product line to approximately $66 million. Spider-Man 2 movie toy sales were $1.6 million in Q3 2005 compared with $36.6 million in Q3 2004. Operating margins in the toy division increased to 48% in Q3 2005 from 24% in Q3 2004 due to the shift in product mix toward higher-margin toy royalty and service fees.

Marvel Entertainment, Inc. Toy Sales Summary (in Millions)
	Three Months Ended		Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Marvel Toy Net Sales	$ 4.9	$ 43.4	$ 12.8	$180.2
Master Toy License:
- Toy Royalties	8.3	3.0	21.0	6.9
- Fees for Services Rendered	8.9	2.0	22.2	3.9
Total Toy Segment	$ 22.1	$ 48.4	$ 56.0	$191.0
•	Corporate Overhead was $6.1 million in Q3 2005 compared to $8.1 million in the prior-year period, principally due to decreased salaries and legal expense.

Balance Sheet Update:

During Q3 2005, Marvel repurchased 1.6 million shares for an aggregate consideration of $32.6 million, thereby completing its repurchase authorization. Marvel had cash and short-term investments of $72.7 million as of September 30, 2005. The company believes that it will end the year with in excess of $120 million in cash, excluding the impact of any share repurchases.

Marvel Entertainment Q3 2005 Results, 11/9/05	page 5 of 8

Marvel Studios (Development and release dates for licensed properties are controlled by studio partners)
Marvel Character Feature Film Line-Up For 2006
Film/Character	Studio/Distributor	Status
X-Men 3	Fox	Currently filming, May 26, 2006 release (1)
Ghost Rider	Sony	Filming completed, July 14, 2006 release (1)
The Punisher 2	Lions Gate	Writer, targeted for fall 2006 release (1)
Marvel Character Feature Film Development Pipeline (Partial List)
Film/Character	Studio/Distributor	Status
Spider-Man 3	Sony	Director, May 4, 2007 release
Fantastic Four 2	Fox	Director, July 4, 2007 release (1)
Silver Surfer	Fox	TBD
Wolverine	Fox	TBD
Deathlok	Paramount	TBD
Hulk 2	Universal	TBD
Namor	Universal	TBD (1)
Black Widow	Lions Gate	TBD (1)
Iron Man	TBD	TBD (1)
Thor	TBD	TBD
Film Projects Included in the Marvel Film-Backed Credit Facility (1)
Ant-Man, The Avengers, Black Panther, Captain America, Cloak & Dagger, Doctor Strange, Hawkeye, Nick Fury, Power Pack and Shang-Chi. The first film is anticipated for release in 2008.
Marvel Character Animated Direct-to-Video Projects in Development

Partnership with Lions Gate to develop, produce and distribute original animated DVD features. Four projects in 2D/3D format are in development with the first releases slated for 2006. Titles include: Ultimate Avengers (February 21, 2006 release), Ultimate Avengers 2, Iron Man and Doctor Strange.

Marvel Character Animated TV Projects in Development

Partnership with Moonscoop SAS (formerly Antefilms Productions) to produce an original animated television series based on the Fantastic Four. Twenty-six, 30-minute 2D/3D animated episodes are planned with initial TV airings in 2006.

Marvel Character Live Action TV Projects in Development
Alter Ego, Blade, Skrull Kill Krew (1).
(1)	Represents a change from the previously supplied schedule

TBD = To Be Determined

2005/2006 Video Game Release Schedule (Release dates are controlled by Publishing partners)
Publisher	Character	Release
Activision	Spider-Man & Friends	Q1 2005
	Fantastic Four	Q2 2005
	Ultimate Spider-Man	Q3 2005
	X-Men Legends II	Q4 2005
Electronic Arts	Marvel versus EA	Q4 2005
THQ Inc	Punisher	Q1 2005
Vivendi Universal	Hulk: Ultimate Destruction	Q3 2005
Majesco	Ghost Rider	2006

Marvel Entertainment Q3 2005 Results, 11/9/05	page 6 of 8

About Marvel Entertainment, Inc.

With a library of over 5,000 characters, Marvel Entertainment, Inc. - formerly known as Marvel Enterprises, Inc. - is one of the world’s most prominent character-based entertainment companies. Marvel’s operations are focused on utilizing its character franchises in licensing, entertainment, publishing and toys. Areas of emphasis include feature films, DVD/home video, consumer products, video games, action figures and role-playing toys, television and promotions. Rooted in the creative success of over sixty years of comic book publishing, Marvel’s strategy is to leverage its character franchises in a growing array of opportunities around the world.

Except for any historical information that they contain, the statements in this news release regarding Marvel’s plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel’s characters, financial difficulties of Marvel’s major licensees, delays and cancellations of movies and television productions based on Marvel characters, poor performance of major movies based on Marvel characters, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, significant appreciation of Chinese currency against other currencies and the imposition of quotas or tariffs on products manufactured in China.

In addition, in connection with Marvel’s studio operations, including those related to the slate of feature films Marvel plans to produce on its own with proceeds from its $525 million film slate facility (the “Film Facility”), the following factors, among others, could cause Marvel’s or Marvel Studios’ financial performance to differ materially from that expressed in any forward-looking statements made by Marvel: (i) Marvel Studios’ potential inability to attract and retain creative talent, (ii) the potential lack of popularity of Marvel’s films, (iii) the expense associated with producing films, (iv) union activity which could interrupt film production, (v) that Marvel Studios has not, in the past, produced film projects on its own, (vi) changes or disruptions in the way films are distributed including a decline in the profitability of the DVD market, (vii) piracy of films and related products, (viii) that only a limited number of films will be released, (ix) fluctuations in reported income or loss or difficulties in implementing internal controls related to the accounting of film production activities, (x) Marvel Studios’ dependence on a single distributor, (xi) the potential inability of Marvel’s subsidiaries to meet the conditions necessary for an initial funding of a film under the Film Facility, and (xii) the potential inability of Marvel’s subsidiaries to obtain financing to make more than four films if certain tests related to the economic performance of the film slate are not satisfied (specifically, an interim asset test and a foreign pre-sales test).

These and other risks and uncertainties are described in Marvel’s filings with the Securities and Exchange Commission, including Marvel’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

For further information contact:
Matt Finick	David Collins
Marvel Entertainment, Inc.	Jaffoni & Collins
212/576-4035	212/835-8500 or 212/835-8504 direct
mfinick@marvel.com	mvl@jcir.com

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$81,128	$135,183	$273,412	$412,976
Costs and expenses:
Costs of revenue (excluding depreciation expense)	14,105	38,318	37,545	141,701
Selling, general and administrative	30,686	34,940	107,597	97,087
Depreciation and amortization	1,232	1,350	3,375	2,906
Total costs and expenses	46,023	74,608	148,517	241,694
Equity in net income of Spider-Man L.P.	—	—	—	8,117
Other income, net	245	1,570	1,493	3,659
Operating income	35,350	62,145	126,388	183,058
Interest income (expense), net	(399)	550	2,173	(18,343)
Income before income taxes and minority interest	34,951	62,695	128,561	164,715
Income tax expense	11,158	21,476	47,121	59,267
Minority interest in consolidated Spider-Man L.P.	401	6,867	4,540	10,695
Net income	$23,392	$34,352	$76,900	$94,753

Basic earnings per share attributable to common stock	$0.24	$0.32	$0.76	$0.88
Weighted average number of basic shares outstanding	96,647	107,130	101,273	108,022

Diluted earnings per share attributable to common stock	$0.23	$0.30	$0.71	$0.83
Weighted average number of diluted shares outstanding	103,174	113,464	107,918	114,685

Comprehensive income:
Net income	$23,392	$34,352	$76,900	$94,753
Other comprehensive loss	(66)	(43)	(197)	(129)
Comprehensive income	$23,326	$34,309	$76,703	$94,624

	September 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$18,097	$50,071
Short-term investments	54,574	154,719
Accounts receivable, net	63,803	73,576
Inventories, net	9,086	6,587
Income tax receivable	15,300	—
Deferredincome taxes, net	7,981	7,981
Prepaid expenses and other current assets	4,098	2,734
Total current assets	172,939	295,668

Molds, tools and equipment, net	5,417	5,553
Product and package design costs, net	1,039	1,249
Goodwill	341,708	341,708
Accounts receivable, non-current portion	25,199	37,718
Deferred income taxes, net	32,823	32,583
Deferred financing costs	25,302	—
Advances to Spider-Man L.P. partner	2,702	—
Other assets	309	335

Total assets	$607,438	$714,814

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,406	$6,006
Accrued royalties	63,239	57,879
Accrued expenses and other current liabilities	38,538	43,962
Minority interest to be distributed	—	8,428
Income taxes payable	—	10,129
Deferred revenue	8,525	27,033
Total current liabilities	114,708	153,437
Accrued rent	950	165
Deferred revenue, non-current portion	19,921	14,712
Debt facility	24,800	—
Total liabilities	160,379	168,314

Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 121,740,632 issued and 97,128,822 outstanding in 2005 and 120,442,988 issued and 105,101,788 outstanding in 2004	1,217	1,205
Deferred stock compensation	(6,839)	(5,164)
Additional paid-in capital	594,180	577,169
Retained earnings	143,843	66,943
Accumulated other comprehensive loss	(2,455)	(2,652)
Treasury stock, 24,611,810 shares in 2005 and 15,341,200 shares in 2004	(282,887)	(91,001)
Total stockholders’ equity	447,059	546,500

Total liabilities and stockholders’ equity	$607,438	$714,814

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